Exhibit 99.1

Many people on our Leadership Team have been asked a question by various people which goes something like this – Why was the Radiant-NCR announcement made this week if the deal is not yet closed and we still have so many questions that cannot be answered? Let me come back to that.

The potential opportunity at the center of the Radiant-NCR announcement this week is the largest opportunity many of us have seen in our careers. I’ve spent a lot of time with many people the last few days. I must say – the soul of the company has shown itself and I’ve been inspired by it. There’s no question change is difficult. It is uncomfortable and scary. So many of you have stopped me in the halls and shared your fears. But the enthusiasm I’ve sensed from the people as a whole has been even greater than the discomfort. The individuals of Radiant are bringing their full selves into work every day and I’ve felt that more this week than ever before.

Most customers have told us that the news is either neutral or positive, although there have been a small number of exceptions. There are bound to be some lingering perception issues when you’ve been in business 127 years, and NCR is no exception. This is true of 26-year-old Radiant as well. But it’s been mostly positive on the customer and channel partner front.

Our top priority is answering questions and addressing concerns of our people. My expectation is that we need to build faith in 1,485 people – one person at a time. No email will address every concern, but this email may address one. Why did we make the announcement now versus later when the deal closes?

The reason is that we signed an agreement with NCR that begins a public process that must occur before the deal can close. Until it closes, which we expect will happen later in the third quarter, antitrust laws require us to operate as two separate companies continuing to conduct business in the ordinary course. As a result, we can’t figure out a lot of questions until after the close. Once the definitive agreement was signed (Monday of this week), we were required by law to make the announcement. The agreement then allows the tender offer process to begin. Only when the transaction closes can we arrive at answers to some of the questions that so many people have. Unfortunately, it’s a two-step process and we had no choice but to take the first step as we did without answers that only the second step allows. We would have loved to have everything figured out and the deal 100% closed when we made the announcement, but it is impossible to do that with two publicly traded companies.

This deal symbolizes an amazing vision, but we realize a lot of the pieces need to be figured out to reach its full potential. That’s what we’re committed to. We will keep communicating to you every week via this Special Edition of Buzz.

Important Information about the Tender Offer

The Offer described herein has not yet commenced, and the information attached is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the Offer is commenced, NCR will cause Ranger Acquisition Corporation to file a tender offer statement on Schedule TO with the SEC. Investors and Radiant shareholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Radiant with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. A copy of the tender offer statement and the solicitation/recommendation statement will be made available free of charge to all shareholders of Radiant Systems, Inc. at www.radiantsystems.com or by contacting Radiant Systems, Inc. at 3925 Brookside Parkway, Alpharetta, Georgia 30022, Attn: Investor Relations Director, (770) 576-6000.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Risks and uncertainties include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Radiant shareholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, business partners or governmental entities; as well as risks detailed from time to time in Radiant’s public disclosure filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, subsequent quarterly filings on Form 10-Q and the solicitation/recommendation statement to be filed in connection with the tender offer. The information contained herein is as of July 15, 2011. Radiant disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the filing of this information or otherwise, except as expressly required by law. Copies of Radiant’s public disclosure filings are available from its investor relations department.